EXHIBIT 99.4

                    SELECTED PRO FORMA FINANCIAL STATEMENTS

        The unaudited pro forma financial statements included herein present the Corporation's historical balance sheet and income statement for 1996 adjusted to reflect its acquisition of an interest in Conrail accounted for under the equity method. See Item 5 of the Corporation's Current Report on Form 8-K dated April 8, 1997 and filed on April 10, 1997, which is amended hereby. Capitalized terms used herein but not otherwise defined shall have the meanings assigned thereto in the Form 8-K.

        The equity method of accounting will be used during the period the Conrail shares are held in a voting trust. The accounting treatment for the Corporation's investment in Conrail after STB approval is received will be determined based upon the extent of control that the Corporation and CSX will individually have over specific Conrail assets and is expected to be resolved after completion of the more-detailed definitive documentation to be negotiated between the Corporation and CSX.

        The unaudited pro forma financial statements do not reflect synergies, and accordingly, do not account for any potential increases in operating income, any estimated cost savings, any adjustments to conform accounting practices or any one-time costs incurred by either the Corporation or Conrail to achieve such improvements. The unaudited pro forma financial statements are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the applicable transactions actually taken place on the date indicated, or of future results of operations or financial position of the stand-alone or combined entities. Consummation of the Joint Offer by the Corporation and CSX is conditioned upon, among other things, that prior to the expiration of the Joint Offer, there shall have been validly tendered and not withdrawn such number of shares which, together with the shares already beneficially owned by the Corporation and CSX, constitutes at least a majority of outstanding shares on a fully diluted basis. Consummation of the transactions contemplated under the Agreement is conditioned upon, among other things, approval of the STB.

        The Acquisition is reflected in the pro forma balance sheet as if it had occurred on December 31, 1996, and in the statement of income as if it had occurred on January 1, 1996. The financial information for Conrail is for 1996 and was excerpted from the consolidated financial statements of Conrail included elsewhere herein. Conrail's 1996 results include a special charge of $135 million (pre-tax) for voluntary separation programs.

        The unaudited pro forma financial statements are based on the historical consolidated financial statements of the Corporation and Conrail and should be read in conjunction with such historical financial statements and the notes thereto.


         Pro Forma Condensed Consolidated Balance Sheet of the Corporation

                                 As of December 31, 1996
                                        Unaudited
                                     ($ in millions)

                                                                                     Pro Forma
                                                                  Pro Forma        with Conrail
                                              Historical         Adjustments        Investment
                                              ----------         -----------       -------------
ASSETS

   Current assets........................     $   1,457         $                   $     1,457

   Investments...........................           274           6,011 (1)               6,285

   Property and equipment, net...........         9,529                                   9,529
   Other assets..........................           156                                     156
                                              ---------          -----------          ---------
      Total assets.......................      $ 11,416         $    6,011          $    17,427
                                              =========           ==========        ===========

LIABILITIES AND EQUITY

   Current liabilities...................     $   1,190                                   1,190
   Long-term debt........................         1,800              6,011 (2)            7,811
   Other liabilities ....................         1,037                                   1,037
   Deferred income taxes.................         2,412                                   2,412
                                              ---------           ---------        ------------

      Total liabilities..................     $   6,439          $   6,011          $    12,450

Stockholders' equity

   Common stock..........................           132                                     132
   Additional paid in capital............           462                                     462
   Retained earnings.....................         4,404                                   4,404
   Treasury stock........................           (21)                                    (21)
                                               --------        --------------       -----------
      Total stockholders' equity.........         4,977                                   4,977
                                               --------        --------------       -----------
                                               $ 11,416         $    6,011           $   17,427
                                               ========        ==============       ===========


                See accompanying Notes to Pro Forma Financial Statements.



                Pro Forma Condensed Consolidated Statement of Income of the Corporation

                                     Year ended December 31, 1996
                                               Unaudited
                                ($ in millions, except per share data)

                                                                                   Pro Forma
                                                                  Pro Forma      with Conrail
                                                    Historical   Adjustments     Investment(3)
                                                    ----------   -----------     -------------

Transportation operating revenues...........         $ 5,031      $                $ 5,031

Transportation operating expenses...........           3,834                         3,834
                                                       -----                         -----

   Income from operations...................           1,197                         1,197

Other income - net..........................             116          122 (4)          238

Interest expense on debt....................           (116)         (415)(2)        (531)
                                                     -------         -----           -----

   Income before income taxes...............           1,197         (293)(x)          904

Provision for income taxes..................             427         (154)(5)          273
                                                      ------         -----          ------

   Net income...............................          $  770         $  (139)     $    631
                                                      ======         ========     ========

Earnings per share..........................           $6.09                      $   4.99

Average number of shares (in thou-

sands)......................................         126,457                       126,457



                See accompanying Notes to Pro Forma Financial Statements.



                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

(1) Pursuant to the Agreement, the Corporation will invest approximately $5.9 billion (including $943 million already expended) to acquire various Conrail routes and assets or rights thereto. The acquisition is expected to be financed with a combination of notes and commercial paper debt. The purchase price has been preliminarily calculated as follows:

                                                                    (in millions,
                                                                     except per
Preliminary Calculation of Purchase Price                           share data)
Conrail shares outstanding December 31, 1996                             89,549
Less:     Shares acquired pursuant to CSX's first tender offer         (17,775)
          Shares acquired pursuant to the Corporation's first
          tender offer                                                  (8,200)
                                                                       --------
                                                                         63,574

Joint tender offer price per share                                     $    115
                                                                       --------
          Cost of Shares to be acquired pursuant to the
            Joint Offer                                                   7,311

Plus:     Cost of Shares acquired pursuant to CSX's first
          tender offer                                                    1,955
          Cost of Shares acquired pursuant to the Corporation's
          first tender offer                                                943
                                                                      ---------
                                                                         10,209

The Corporation's allocation                                                 58%
                                                                      ---------
                                                                          5,921

Estimated transaction fees payable by the Corporation                        90
                                                                      ---------
          Purchase price payable by the Corporation
                                                                        $ 6,011

(2) Long-term debt has been increased by $6.0 billion to reflect the financing of the acquisition and related transcation costs. The Pro Forma Statement of Income reflects the estimated increase in interest expense, at an estimated 6.9% on that debt. If interest rates vary by one-eighth of one percent from that assumed, interest expense would change by $8 million annually.

(3) As described in note 4 below, pro forma amounts reflected in the Pro Forma Condensed Consolidated Statement of Income were calculated and presented in accordance with the equity method of accounting. Excluding the effects of Conrail's one-time after-tax charge of $83 million related to voluntary separation programs and after-tax merger-related costs of $10 million, pro forma net income and pro forma earnings per share for 1996 would have been $681 million and $5.39, respectively.

(4) The equity method of accounting will be applied to the Corporation's investment in Conrail during the pendency of the voting trust in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." Accordingly, the Pro Forma Statement of Income includes 58% of Conrail's 1996 historical net income, adjusted for amortization, net of tax, of the difference between the Corporation's investment in Conrail and Conrail's underlying equity in net assets. The difference is primarily attributable to the estimated fair value of property and equipment, net of the related deferred taxes and includes approximately $200 million in goodwill. This adjustment is based on preliminary estimates of fair values and is likely to change as additional information in the form of appraisals, actuarial reports and other valuations are made.

(5) The pro forma income statement includes the tax effect of the additional interest expense (see Note 2 above) and the tax effect of the equity income (see note 4 above).